TREDEGAR REPORTS THIRD QUARTER 2023 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--11/9/2023--Tredegar Corporation (NYSE:TG, also the "Company" or "Tredegar") today reported third quarter financial results for the period ended September 30, 2023.
Third quarter 2023 net income (loss) was $(50.4) million ($(1.47) per diluted share) compared to net income (loss) of $1.0 million ($0.03 per diluted share) in the third quarter of 2022.  Net income (loss) from ongoing operations, which excludes special items, was $(5.1) million ($(0.15) per diluted share) in the third quarter of 2023 compared with $4.8 million ($0.14 per diluted share) in the third quarter of 2022. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2023 and 2022, is provided in Note (a) to the Financial Tables in this press release.
Third Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions was $5.1 million in the third quarter of 2023 versus $12.1 million in the third quarter of last year due to sluggish market conditions. EBITDA from ongoing operations during the last four quarters has been weak, in a range of $5.1 million to $14.6 million.
◦Sales volume of 32.5 million pounds in the third quarter of 2023 declined significantly versus 45.5 million pounds in the third quarter of last year.
◦Open orders at the end of the third quarter of 2023 were approximately 17 million pounds (versus 20 million pounds at the end of the second quarter of 2023), which is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in excessive open orders, which peaked in the first quarter of 2022 at approximately 100 million pounds.
•EBITDA from ongoing operations for PE Films was $4.0 million in the third quarter of 2023 versus $0.4 million in the third quarter of 2022. EBITDA from ongoing operations during the last four quarters has been low with a range of negative $2.6 million to positive $4.0 million.
•EBITDA from ongoing operations for Flexible Packaging Films (also referred to as "Terphane") was $0.5 million during the third quarter of 2023 versus $7.8 million in the third quarter of 2022 primarily due to lower sales volume and lower margins that the Company believes were driven by customer inventory corrections earlier in the year and now are being driven by global excess capacity and competition in Brazil from imports. See the Status of Current Corporate Strategic Initiatives section of this report for information on the sale of Terphane.
John Steitz, Tredegar’s president and chief executive officer, said, “We recognized another loss for the quarter as our businesses continued to suffer from severe down cycles in their markets that we believe are residual impacts of the pandemic. The timing of a recovery remains uncertain as we move into the seasonally low winter months for Bonnell.”
Mr. Steitz continued, “Despite the disappointing and challenging business environment in our markets, we made progress in our corporate strategic initiatives by executing an agreement to sell Terphane, which is subject to clearance by competition authorities, settling our pension plan obligation and taking steps to restructure our credit situation in light of our depressed markets and income.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (or Bonnell Aluminum) produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (B&C), automotive and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2023	2022		2023	2022
Sales volume (lbs)	32,457	45,457	(28.6)%	105,511	137,427	(23.2)%
Net sales	$109,410	$161,649	(32.3)%	$364,607	$510,066	(28.5)%
Ongoing operations:
EBITDA	$5,113	$12,071	(57.6)%	$29,968	$57,885	(48.2)%
Depreciation & amortization	(4,683)	(4,416)	(6.0)%	(13,252)	(12,846)	(3.2)%
EBIT*	$430	$7,655	(94.4)%	$16,716	$45,039	(62.9)%
Capital expenditures	$4,489	$8,218		$17,862	$15,089
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
Third Quarter 2023 Results vs. Third Quarter 2022 Results
Net sales (sales less freight) in the third quarter of 2023 decreased 32.3% versus the third quarter of 2022 primarily due to lower sales volume and the pass-through of lower metal costs. Sales volume in the third quarter of 2023 declined 28.6% versus the third quarter of 2022. Nonresidential B&C sales volume, which represented 53% of 2022 volume, declined 28.9% in the third quarter of 2023 versus the third quarter of 2022. Sales volume in the specialty market, which represented 29% of total volume in 2022, decreased 35.6% in the third quarter of 2023 versus the third quarter of 2022, primarily due to lower volume in the consumer durables sector. Sales volume in the automotive market, which represented 8% of total volume in 2022, increased 14.2% in the third quarter of 2023 versus the third quarter of 2022.
Beginning in the third quarter of 2022, the Company observed order cancellations and slowing order input as customers continued to report high inventory levels, which carried into 2023. Currently, the Company is experiencing sluggish demand in most markets. Open orders at the end of the third quarter of 2023 were 17 million pounds (versus 20 million pounds at the end of the second quarter of 2023 and 59 million pounds at the end of the third quarter 2022). This level is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in long lead times, driving a peak in open orders of approximately 100 million pounds during the first quarter of 2022. In addition, data indicates that aluminum extrusion imports have increased significantly in recent years, and some of Bonnell Aluminum’s customers may have sourced, and continue to source, aluminum extrusions from producers outside of the United States. The Company is participating as part of a coalition of members of the Aluminum Extruders Council who have filed a trade case against 15 countries in response to alleged large and increasing volumes of unfairly priced imports of aluminum extrusions since 2019.
EBITDA from ongoing operations in the third quarter of 2023 decreased $7.0 million or 57.6% versus the third quarter of 2022 primarily due to:
•Lower volume ($9.9 million), higher labor and employee-related costs ($1.4 million), lower pricing ($1.0 million), higher supply expense associated with inflationary costs ($0.1 million), higher selling, general and administrative ("SG&A") expenses ($0.5 million) and higher freight rates ($0.4 million), partially offset by lower utility costs ($1.0 million); and
•The timing of the flow-through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at higher prices in a quickly changing commodity pricing environment, resulted in a charge of $1.2 million in the third quarter of 2023 versus a charge of $3.8 million in the third quarter of 2022. In addition, the Company recorded an unfavorable out-of-period adjustment of $2.5 million related to inventory and accrued labor costs in the third quarter of 2022.
First Nine Months of 2023 Results vs. First Nine Months of 2022 Results
Net sales in the first nine months of 2023 decreased 28.5% versus the first nine months of 2022 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in prices to cover higher operating costs in the first half of 2023. Sales volume in the first nine months of 2023 decreased by 23.2% versus the first nine months of 2022.

EBITDA from ongoing operations in the first nine months of 2023 decreased $27.9 million or 48.2% in comparison to the first nine months of 2022 primarily due to:
•Lower volume ($26.0 million), higher labor and employee-related costs ($3.5 million), lower labor productivity ($1.0 million), higher supply expense, including higher paint expense associated with a shift to more painted product in the first six months of 2023 and inflationary costs for other supplies ($3.1 million) and higher freight rates ($0.8 million), partially offset by higher pricing ($4.6 million), lower utility costs ($1.6 million) and lower SG&A expenses ($0.3 million); and
•The timing of the flow-through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at higher prices in a quickly changing commodity pricing environment, resulted in a charge of $0.8 million in the first nine months of 2023 versus a benefit of $1.7 million in the first nine months of 2022. In addition, the Company recorded an unfavorable out-of-period adjustment of $2.5 million related to inventory and accrued labor costs in the third quarter of 2022.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2023 ("Third Quarter Form 10-Q") for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $19 million in 2023, consistent with the previously disclosed projection. The Company has implemented stringent spending measures to control its financial leverage (see “Net Debt, Financial Leverage, Debt Covenants and Debt Refinancing” section for more information). In this regard, Bonnell Aluminum reduced projected capital expenditures in the second half of 2023 to $5 million to mainly support continuity of current operations versus broader spending of $14 million during the first half of the year. The most significant reduction relates to the multi-year implementation of new enterprise resource planning and manufacturing execution systems ("ERP/MES"). This project has been reorganized with an extended implementation period. As a result, the earliest “go-live” date for the new ERP/MES is 2025. The ERP/MES project commenced in 2022, with spending to-date of approximately $21 million. Depreciation expense is projected to be $16 million in 2023. Amortization expense is projected to be $2 million in 2023.
PE Films
PE Films produces surface protection films for high-technology applications in the global electronics industry and polyethylene overwrap and polypropylene films for other markets. A summary of results for PE Films, which does not include the goodwill impairment discussed in the "Goodwill Impairment in Surface Protection" section, is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2023	2022		2023	2022
Sales volume (lbs)	7,224	7,081	2.0%	20,837	27,273	(23.6)%
Net sales	$19,938	$20,059	(0.6)%	$56,036	$82,613	(32.2)%
Ongoing operations:
EBITDA	$4,037	$431	836.7%	$6,700	$14,543	(53.9)%
Depreciation & amortization	(2,111)	(1,579)	(33.7)%	(5,305)	(4,733)	(12.1)%
EBIT*	$1,926	$(1,148)	(267.8)%	$1,395	$9,810	(85.8)%
Capital expenditures	$431	$793		$1,506	$2,537
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
Third Quarter 2023 Results vs. Third Quarter 2022 Results
Net sales in the third quarter of 2023 were relatively flat compared to the third quarter of 2022, with volume increases in both Surface Protection and overwrap films. Surface Protection sales volume in the third quarter of 2023 increased 1% versus the third quarter of 2022 and 39% versus the second quarter of 2023. The Company is projecting lower Surface Protection sales volume in the fourth quarter of 2023, in line with typical seasonality.
EBITDA from ongoing operations in the third quarter of 2023 increased $3.6 million versus the third quarter of 2022, primarily due to:
•A $1.7 million increase from Surface Protection:
◦Higher contribution margin associated with favorable pricing ($0.5 million), lower SG&A ($0.5 million), operating efficiencies ($0.5 million), and lower fixed costs ($0.8 million); and

◦No foreign currency transaction gain or loss in the third quarter of 2023 versus a gain of $0.5 million in the third quarter of 2022.
•A $1.9 million increase from overwrap films primarily due to cost improvements.
First Nine Months of 2023 Results vs. First Nine Months of 2022 Results
Net sales in the first nine months of 2023 decreased 32.2% compared to the first nine months of 2022 primarily due to a decrease in sales volume in Surface Protection, resulting from weak demand in the consumer electronics market and customer inventory corrections in the first six months of 2023. Sales volume declined 34.2% in Surface Protection in the first nine months of 2023.
EBITDA from ongoing operations in the first nine months of 2023 decreased $7.8 million versus the first nine months of 2022, primarily due to:
•A $10.9 million decrease from Surface Protection:
◦Lower contribution margin for non-transitioning products associated with a market slowdown and customer inventory corrections ($12.8 million) and for previously disclosed customer product transitions ($0.7 million), partially offset by favorable pricing ($0.3 million), lower SG&A and other employee-related expenses and operating efficiencies ($2.1 million) and lower fixed costs ($1.3 million);
◦The pass-through lag associated with resin costs ($0.1 million charge in the first nine months of 2023 versus a benefit of $0.3 million in the first nine months of 2022); and
◦A foreign currency transaction gain of $0.3 million in the first nine months of 2023 versus a gain of $1.0 million in the first nine months of 2022.
•A $3.1 million increase from overwrap films primarily due to cost improvements and mix.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Third Quarter Form 10-Q for additional information on resin price trends.
Closure of PE Films Technical Center
On August 3, 2023, the Company adopted a plan to close the PE Films technical center in Richmond, VA and reduce its efforts to develop and sell films supporting the semiconductor market. Future research & development activities for PE Films will be performed at the facility in Pottsville, PA. PE Films continues to have new business opportunities primarily relating to surface protection films that protect components of flat panel and flexible displays. The Company anticipates all activities to cease at the PE Films technical center in Richmond, VA, by the end of 2023. Including costs incurred through the first nine months ended September 30, 2023, the Company expects to recognize cash costs associated with exit activities of $1.7 million for: (i) severance and related costs ($0.8 million), (ii) vacating the facility lease (($0.6 million) payable through June 2025), and (iii) building closure costs ($0.3 million). In addition, the Company expects non-cash asset write-downs and accelerated depreciation of up to $3.7 million. Net annual cash savings of $3.4 million are anticipated, beginning in the fourth quarter of 2023.
Goodwill Impairment in Surface Protection
Manufacturers in the supply chain for consumer electronics continue to experience reduced capacity utilization and inventory corrections. In light of the continued uncertainty about the timing of a recovery for this market and the expected adverse future impact to the Surface Protection business, the Company performed a goodwill impairment analysis of the Surface Protection component of PE Films using projections that contemplate the expected market recovery and business conditions, including for its three significant customers. The analysis concluded that the fair value of Surface Protection was less than its carrying value, thus a non-cash partial goodwill impairment of $19.5 million ($15.1 million after deferred income tax benefits) was recognized during the third quarter of 2023 and $34.9 million ($27.0 million after deferred income tax benefits) during the first nine months of 2023. The Surface Protection reporting unit had goodwill of $22.4 million and $57.3 million as of September 30, 2023 and December 31, 2022, respectively.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $2 million in 2023, including $1 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $7 million in 2023. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2023	2022		2023	2022
Sales volume (lbs)	22,163	28,889	(23.3)%	65,732	82,210	(20.0)%
Net sales	$30,111	$47,278	(36.3)%	$94,861	$128,117	(26.0)%
Ongoing operations:
EBITDA	$477	$7,830	(93.9)%	$2,076	$20,495	(89.9)%
Depreciation & amortization	(704)	(590)	(19.3)%	(2,115)	(1,723)	(22.8)%
EBIT*	$(227)	$7,240	(103.1)%	$(39)	$18,772	(100.2)%
Capital expenditures	$1,408	$2,501		$2,891	$7,310
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
Third Quarter 2023 Results vs. Third Quarter 2022 Results
Net sales in the third quarter of 2023 decreased 36.3% compared to the third quarter of 2022 primarily due to lower sales volume, lower selling prices that the Company believes are driven by excess global capacity and competition in Brazil from Asian imports, and the pass-through of lower resin costs.
EBITDA from ongoing operations in the third quarter of 2023 decreased $7.4 million versus the third quarter of 2022, primarily due to:
•Lower selling prices from the pass-through of lower resin costs and margin pressures ($6.9 million) and lower sales volume ($3.7 million), partially offset by lower raw material costs ($2.3 million), lower fixed costs ($0.8 million) and lower SG&A expenses ($0.7 million);
•Foreign currency transaction gains ($0.2 million) in the third quarter of 2023 compared to foreign currency transaction gains ($0.1 million) in the third quarter of 2022; and
•Net unfavorable foreign currency translation of Real-denominated operating costs ($0.6 million).
First Nine Months of 2023 Results vs. First Nine Months of 2022 Results
Net sales in the first nine months of 2023 decreased 26.0% compared to the first nine months of 2022 primarily due to lower sales volume, lower selling prices that the Company believes are driven by excess global capacity and competition in Brazil from Asian imports, and the pass-through of lower resin costs, partially offset by favorable product mix.
EBITDA from ongoing operations in the first nine months of 2023 decreased $18.4 million versus the first nine months of 2022 primarily due to:
•Lower sales volume ($8.3 million), lower selling prices from the pass-through of lower resin costs and margin pressures ($11.1 million), higher fixed costs ($1.1 million, primarily due to under absorption from lower production volumes) and higher variable costs ($2.0 million, including higher costs resulting from quality issues), partially offset by lower raw material costs ($3.9 million), favorable product mix ($0.4 million) and lower SG&A expenses ($0.9 million);
•Foreign currency transaction losses ($0.1 million) in the first nine months of 2023 compared to foreign currency transaction losses ($0.3 million) in the first nine months of 2022; and
•Net unfavorable foreign currency translation of Real-denominated operating costs ($1.1 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Third Quarter Form 10-Q for additional information on polyester fiber and component price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $4 million in 2023, including $1 million for new capacity for value-added products and productivity projects and $3 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $3 million in 2023. Amortization expense is projected to be $0.1 million in 2023.

Corporate Expenses, Interest & Taxes
Corporate expenses, net in the first nine months of 2023 remained flat compared to the first nine months of 2022 primarily due to higher professional fees associated with business development activities ($3.3 million), offset by lower accruals for employee-related compensation ($2.5 million) and lower external and internal audit fees ($0.6 million).
Interest expense of $7.8 million in the first nine months of 2023 increased $4.6 million compared to the first nine months of 2022 due to higher average debt levels and interest rates.
The effective tax rate used to compute income tax expense (benefit) in the first nine months of 2023 was 18.8%, unchanged compared to the effective tax rate in the first nine months of 2022. The effective tax rate in the first nine months of 2023 was impacted by tax benefits related to the goodwill impairment, the pension settlement loss, and the treatment of Brazil income tax as creditable in 2022 and 2023. These benefits were offset by the reversal of the discrete tax benefit recorded in the first quarter of 2022 and an increase in the valuation allowance related to deferred tax assets. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to the Financial Tables in this press release was (12.0)% for the first nine months of 2023 versus 26.6% for the first nine months of 2022 (see also Note (e) to the Financial Tables). Refer to Note 9 to the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) and the U.S. federal statutory rate for 2023 and 2022.
Status of Current Corporate Strategic Initiatives
The status of current corporate strategic initiatives is as follows:
Agreement to Sell Terphane
On September 1, 2023, the Company announced that it had entered into a definitive agreement to sell Terphane to Oben Group (the “Contingent Terphane Sale”). Completion of the sale is contingent upon the satisfaction of customary closing conditions, including the receipt of certain competition filing approvals by authorities in Brazil and Columbia. On October 27, 2023, the Company filed the requisite competition forms with the Administrative Council for Economic Defense (“CADE”) in Brazil. CADE published related materials for public comment on November 6, 2023. CADE’s deadline for completing its review is no later than September 23, 2024.
As of September 30, 2023, the Company has reported results for Terphane as a continuing operation, given the early stage of the approval process by authorities. If the sale transaction is completed, the Company expects to realize after-tax cash proceeds of $85 million after deducting projected Brazil withholding taxes, escrow funds, U.S. capital gains taxes and transaction costs. Actual after-tax proceeds may differ from estimates due to possible changes in deductions and the Company's tax situation during the potentially lengthy interim period to the closing date.
Pension Plan Termination
On September 27, 2023, the Company borrowed $30 million under the Credit Agreement in anticipation of the final funding expected for terminating its defined benefit pension plan obligation. On October 31, 2023, the Company used this cash to contribute $27.7 million to fully fund the pension plan with the amount necessary to allow for the subsequent transfer of the final annuity premium to Massachusetts Mutual Life Insurance Company, the selected insurer for the plan. On November 3, 2023, the pension plan termination and settlement process for the Company was completed, and the relevant pension plan obligation was transferred to Massachusetts Mutual Life Insurance Company. This completed the pension plan termination process that began in February 2022. As of September 30, 2023, the remaining unrecognized pre-tax actuarial losses reported in the accumulated other comprehensive income (loss) was $69.0 million.
Pension expense (all non-cash) under GAAP was $10.0 million in the first nine months of 2023 consistent with the first nine months of 2022, and is reflected in “Corporate expenses, net” in the accompanying net sales and EBITDA from ongoing operations by segment tables. Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense has been included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Credit Agreement (“Credit EBITDA”), which is used to compute certain borrowing ratios and to compute non-GAAP net income (loss) from ongoing operations. See related reconciliation in Note (a) to the Financial Tables in this press release for more information on the removal of GAAP pension expense from net income (loss) and diluted earnings (loss) per share as reported under GAAP for purposes of determining Tredegar’s non-GAAP presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations.
Net Debt, Financial Leverage, Debt Covenants and Debt Refinancing
Total debt was $155.0 million at September 30, 2023, $141.0 million at June 30, 2023 and $137.0 million at December 31, 2022. Cash and cash equivalents were $48.6 million at September 30, 2023, $21.2 million at June 30, 2023, and $19.2 million at December 31, 2022. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure but a key measure used to compute the net leverage ratio under the Credit Agreement, was $106.4 million at September 30, 2023, $119.8 million at June 30, 2023 and $117.8 million at December 31, 2022. See Note (f) to the Financial Tables in this press release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
The Company has been focused on reducing net working capital to normal operating levels and managing its costs during the current slowdown in business. The $13.4 million decrease in net debt from June 30, 2023, to September 30, 2023, was primarily driven by a reduction in net working capital. The $27.4 million increase in cash and cash equivalents from June 30, 2023, to September 30, 2023, was due to borrowings under the Credit Agreement of $30 million on September 27, 2023, in anticipation of the final funding to terminate the pension plan (see further discussion in Pension Plan Termination section above).
The Company had Credit EBITDA and a Total Net Leverage Ratio (calculated in the "Liquidity and Capital Resources" section of the Third Quarter Form 10-Q) of $31.9 million and 3.33x (and 4.21x pro forma for final funding to terminate the pension plan), respectively, at September 30, 2023, versus the Credit EBITDA and Total Net Leverage Ratio at December 31, 2022 of $84.4 million and 1.39x, respectively.
The Company previously disclosed its intent to reduce the risk of a debt covenant violation during a severe cyclical downturn impacting all of its businesses at the same time (like the Company is currently experiencing) by investigating a transition from the existing “cash flow” based revolving credit facility (which uses Credit EBITDA) to an asset based revolving credit facility (“ABL”).
The Company took its first step in the planned migration to ABL financing on October 26, 2023, when Terphane Limitada, the Company’s wholly owned subsidiary in Brazil, borrowed $20 million secured by certain of its assets (the “Terphane Brazil Loan”). This U.S. Dollar borrowing has a maturity date in five years, on October 30, 2028, with interest payable quarterly at an annual floating interest rate of the Secured Overnight Financing Rate (“SOFR”) plus 5.99%. The SOFR rate was 5.31% as of October 26, 2023. Quarterly principal payments of $1.7 million begin starting in year 3 of the loan. There are no prepayment penalties. The Company expects that the Terphane Brazil Loan will be repaid (and collateral released) upon a closing of the Contingent Terphane Sale. On October 26, 2023, the Company borrowed $20 million from Terphane Brazil (the “Intercompany Loan”) at the same interest rate as the Terphane Brazil Loan, thereby transferring the funds to the U.S. The Company will repay the Intercompany Loan in conjunction with the closing of the Contingent Terphane Sale.
Between the dates of November 4, 2023 and November 8, 2023, the Company oversaw the execution of consent advice letters by a majority of the lending group to the Credit Agreement (collectively, the “Advice Letters”). Pursuant to the Advice Letters, subject only to satisfactory documentation, these lending group members confirmed their agreement to consent to an amendment to the Credit Agreement (the “Credit Agreement Amendment”) that amends the Credit Agreement to implement a senior secured asset-based revolving credit facility (the “ABL Credit Facility”), which would expire on June 30, 2026. The permitted borrowings under the ABL Credit Facility will be based on a portion of eligible receivables, inventories, property, plant and equipment and cash and cash equivalents, as reduced by certain reserves. The Company is targeting the execution of the Credit Agreement Amendment by the end of 2023. The agreement to consent to the Credit Agreement Amendment by the majority of the lender group members expires on December 31, 2023. Refer to Note 13 to the Company’s Consolidated Financial Statements in the Third Quarter Form 10-Q for an explanation of the financial highlights and primary debt covenants.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company’s products;
•uncertain economic conditions in countries in which the Company does business, including continued high inflation and the effects of the Russian invasion of Ukraine;

•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•unanticipated problems or delays with the implementation of an enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•failure to continue to attract, develop and retain certain key officers or employees;
•noncompliance with any of the financial and other restrictive covenants in the Company's revolving credit facility;
•the anticipated amendment to the Credit Agreement to implement the Company’s transition to a senior secured asset-based revolving credit facility has not been finalized and remains subject to satisfactory documentation, may not be completed by the end of 2023;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of trade tensions between the U.S. and other countries;
•inability to successfully complete strategic dispositions, including the Contingent Terphane Sale, failure to realize the expected benefits of such dispositions and assumption of unanticipated risks in such dispositions;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•impairment of the Surface Protection reporting unit's goodwill;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Company's Form 10-K for the year ended December 31, 2022 and Part II, Item 1A of the Company's Form 10-Q for the quarter ended June 30, 2023 and Part II, Item 1A the Company's Form 10-Q for the quarter ended September 30, 2023. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2022 sales of $939 million. With approximately 2,000 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Sales	$166,192	$238,486	$535,481	$749,415
Other income (expense), net (c)(d)	(51)	140	210	1,181
	166,141	238,626	535,691	750,596

Cost of goods sold (c)	144,539	200,582	457,332	601,930
Freight	6,733	9,500	19,977	28,619
Selling, R&D and general expenses (c)	22,144	20,594	60,619	64,015
Amortization of intangibles	465	653	1,433	1,982
Pension and postretirement benefits	3,118	3,506	9,955	10,489
Interest expense	3,106	1,138	7,791	3,158
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	4,633	495	4,702	621
Pension settlement loss	25,612	—	25,612	—
Goodwill impairment	19,478	—	34,891	—
Total	229,828	236,468	622,312	710,814
Income (loss) before income taxes	(63,687)	2,158	(86,621)	39,782
Income tax expense (benefit) (c)	(13,307)	1,125	(16,307)	7,460
Net income (loss)	$(50,380)	$1,033	$(70,314)	$32,322

Earnings (loss) per share:
Basic	$(1.47)	$0.03	$(2.06)	$0.96
Diluted	$(1.47)	$0.03	$(2.06)	$0.96

Shares used to compute earnings (loss) per share:
Basic	34,264	33,870	34,081	33,780
Diluted	34,264	33,871	34,081	33,808

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net Sales
Aluminum Extrusions	$109,410	$161,649	$364,607	$510,066
PE Films	19,938	20,059	56,036	82,613
Flexible Packaging Films	30,111	47,278	94,861	128,117
Total net sales	159,459	228,986	515,504	720,796
Add back freight	6,733	9,500	19,977	28,619
Sales as shown in the condensed consolidated statements of income	$166,192	$238,486	$535,481	$749,415
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$5,113	$12,071	$29,968	$57,885
Depreciation & amortization	(4,683)	(4,416)	(13,252)	(12,846)
EBIT (b)	430	7,655	16,716	45,039
Plant shutdowns, asset impairments, restructurings and other (c)	(1,483)	(32)	(1,821)	(120)
PE Films:
Ongoing operations:
EBITDA (b)	4,037	431	6,700	14,543
Depreciation & amortization	(2,111)	(1,579)	(5,305)	(4,733)
EBIT (b)	1,926	(1,148)	1,395	9,810
Plant shutdowns, asset impairments, restructurings and other (c)	(4,566)	(498)	(4,565)	(650)
Goodwill impairment	(19,478)	—	(34,891)	—
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	477	7,830	2,076	20,495
Depreciation & amortization	(704)	(590)	(2,115)	(1,723)
EBIT (b)	(227)	7,240	(39)	18,772
Plant shutdowns, asset impairments, restructurings and other (c)	—	(6)	(79)	(86)
Total	(23,398)	13,211	(23,284)	72,765
Interest income	62	9	135	41
Interest expense	3,106	1,138	7,791	3,158
Gain on investment in kaleo, Inc. (d)	—	—	262	1,406
Stock option-based compensation costs	—	271	231	1,153
Pension settlement loss	25,612	—	25,612	—
Corporate expenses, net (c)	11,633	9,653	30,100	30,119
Income (loss) before income taxes	(63,687)	2,158	(86,621)	39,782
Income tax expense (benefit)	(13,307)	1,125	(16,307)	7,460
Net income (loss)	$(50,380)	$1,033	$(70,314)	$32,322

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Cash & cash equivalents	$48,604	$19,232
Accounts & other receivables, net	70,344	84,544
Income taxes recoverable	1,700	733
Inventories	79,301	127,771
Prepaid expenses & other	11,683	10,304
Total current assets	211,632	242,584
Net property, plant and equipment	185,798	186,411
Right-of-use leased assets	11,954	14,021
Identifiable intangible assets, net	10,290	11,690
Goodwill	35,717	70,608
Deferred income taxes	21,798	13,900
Other assets	2,328	2,879
Total assets	$479,517	$542,093
Liabilities and Shareholders’ Equity
Accounts payable	$94,712	$114,938
Accrued expenses	21,835	31,603
Lease liability, short-term	2,216	2,035
Income taxes payable	426	1,137
Total current liabilities	119,189	149,713
Lease liability, long-term	11,083	12,738
Long-term debt	155,000	137,000
Pension and other postretirement benefit obligations, net	35,660	35,046
Other non-current liabilities	4,394	5,834
Shareholders’ equity	154,191	201,762
Total liabilities and shareholders’ equity	$479,517	$542,093

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(70,314)	$32,322
Adjustments for noncash items:
Depreciation	19,516	17,538
Amortization of intangibles	1,433	1,982
Reduction of right-of-use lease asset	1,633	1,590
Goodwill impairment	34,891	—
Deferred income taxes	(16,820)	3,078
Accrued pension income and post-retirement benefits	9,955	10,519
Pension settlement loss	25,612	—
Stock-based compensation expense	1,196	2,575
Gain on investment in kaléo	(262)	(1,406)
Write-down of Richmond, Virginia Technical Center assets	3,387	—
Changes in assets and liabilities:
Accounts and other receivables	14,630	(7,222)
Inventories	49,589	(24,855)
Income taxes recoverable/payable	(1,688)	(7,227)
Prepaid expenses and other	(142)	(5,365)
Accounts payable and accrued expenses	(27,970)	3,624
Lease liability	(1,669)	(1,737)
Pension and postretirement benefit plan contributions	(455)	(50,503)
Other, net	1,716	1,935
Net cash provided by (used in) operating activities	44,238	(23,152)
Cash flows from investing activities:
Capital expenditures	(22,270)	(25,527)
Proceeds on sale of investment in kaléo	262	1,406
Net cash provided by (used in) investing activities	(22,008)	(24,121)
Cash flows from financing activities:
Borrowings	87,000	279,250
Debt principal payments	(69,000)	(228,250)
Dividends paid	(8,884)	(12,552)
Debt financing fees	(1,404)	(1,245)
Other	—	(396)
Net cash provided by (used in) financing activities	7,712	36,807
Effect of exchange rate changes on cash	(570)	(805)
Increase (decrease) in cash and cash equivalents	29,372	(11,271)
Cash and cash equivalents at beginning of period	19,232	30,521
Cash and cash equivalents at end of period	$48,604	$19,250

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and nine months ended September 30, 2023 and 2022 is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share data)	2023	2022	2023	2022
Net income (loss) as reported under GAAP[1]	$(50.4)	$1.0	$(70.3)	$32.3
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	3.7	0.4	3.8	0.5
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	—	(0.2)	(1.0)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	0.7	—	1.5	(3.8)
Other	3.4	0.7	6.0	2.8
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	2.4	2.7	7.6	8.1
Pension settlement loss[2]	20.0	—	20.0	—
Goodwill impairment[3]	15.1	—	27.0	—
Net income (loss) from ongoing operations[1]	$(5.1)	$4.8	$(4.6)	$38.9

Earnings (loss) per share as reported under GAAP (diluted)	$(1.47)	$0.03	$(2.06)	$0.96
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.11	0.01	0.11	0.01
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	—	(0.01)	(0.03)
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	0.02	—	0.04	(0.11)
Other	0.10	0.02	0.18	0.08
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	0.07	0.08	0.23	0.24
Pension settlement loss[2]	0.58	—	0.59	—
Goodwill impairment[3]	0.44	—	0.79	—
Earnings (loss) per share from ongoing operations (diluted)	$(0.15)	$0.14	$(0.13)	$1.15
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. For more information, see "Status of Current Corporate Strategic Initiatives" section of this press release.
3. For more information, see "PE Films" section of this press release.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  The Company uses sales less freight ("net sales") as its measure of revenues from external customers. For more business segment information, see Note 10 to the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q.

EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and nine months ended September 30, 2023 and 2022 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended September 30, 2023		Nine Months Ended September 30, 2023
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.1	$0.1	$0.1	$0.1
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	1.2	0.9	1.2	0.9
Storm damage to the Newnan, Georgia plant[1]	0.1	0.1	0.5	0.3
Total for Aluminum Extrusions	$1.4	$1.1	$1.8	$1.3
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
Write-down of Richmond, Virginia Technical Center assets[4]	$3.4	$2.6	$3.4	$2.6
Richmond, Virginia Technical Center closure expenses[4]	0.3	0.3	0.3	0.3
Richmond, Virginia Technical Center severance[4]	0.8	0.7	0.8	0.7
Goodwill impairment[4]	19.5	15.1	34.9	27.0
Total for PE Films	$24.0	$18.7	$39.4	$30.6
Flexible Packaging Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
Total for Flexible Packaging Films	$—	$—	$0.1	$0.1
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$2.9	$2.2	$4.8	$3.8
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.2	0.2	1.2	1.0
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	—	—	0.2	0.1
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	—	—	(0.2)	(0.1)
Tax expense from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[5]	—	0.7	—	1.5
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[3]	3.1	2.4	9.9	7.6
Pension settlement loss[3]	25.6	20.0	25.6	20.0
Total for Corporate	$31.8	$25.5	$41.5	$33.9
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. For more information, see "Status of Current Corporate Strategic Initiatives" section of this press release.
4. For more information, see "PE Films" section of this press release.
5. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

	Three Months Ended September 30, 2022		Nine Months Ended September 30, 2022
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief[1]	$—	$—	$0.1	$0.1
Total for Aluminum Extrusions	$—	$—	$0.1	$0.1
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.5	$0.4	$0.5	$0.4
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[1]	—	—	0.2	0.1
Total for PE Films	$0.5	$0.4	$0.7	$0.5
Flexible Packaging Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[1]	$—	$—	$0.1	$0.1
Total for Flexible Packaging Films	$—	$—	$0.1	$0.1
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[2]	—	—	1.6	1.1
Professional fees associated with remediation activities related to internal control over financial reporting[2]	0.8	0.8	2.0	1.6
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[2]	(0.1)	(0.1)	(0.3)	(0.2)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[4]	—	—	—	(3.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[3]	3.5	2.7	10.4	8.1
Total for Corporate	$4.2	$3.4	$13.8	$6.9
1.Included in "Other income (expense), net" in the condensed consolidated statements of income.
2.Included in "Selling, R&D and general expenses" in the condensed consolidated statements of income.
3.For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.
4. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

(d)    On December 27, 2021, the Company completed the sale of its investment interests in kaléo and received closing cash proceeds of $47.1 million. Subsequently, in May 2022 and January 2023, additional cash consideration of $1.4 million and $0.3 million, respectively, was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and nine months ended September 30, 2023 and 2022 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2023	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$(63.7)	$(13.3)	$(50.4)	20.9%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	4.6	0.9	3.7
(Gains) losses from sale of assets and other	4.4	0.3	4.1
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.1	0.7	2.4
Pension settlement loss	25.6	5.6	20.0
Goodwill impairment	19.5	4.4	15.1
Net income (loss) from ongoing operations	$(6.5)	$(1.4)	$(5.1)	21.7%
Three Months Ended September 30, 2022
Net income (loss) reported under GAAP	$2.1	$1.1	$1.0	52.6%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.5	$0.1	0.4
(Gains) losses from sale of assets and other	0.7	—	0.7
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.5	0.8	2.7
Net income (loss) from ongoing operations	$6.8	$2.0	$4.8	29.6%
Nine Months Ended September 30, 2023
Net income (loss) reported under GAAP	$(86.6)	$(16.3)	$(70.3)	18.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	4.7	0.9	3.8
(Gains) losses from sale of assets and other	7.4	0.1	7.3
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	9.9	2.3	7.6
Pension settlement loss	25.6	5.6	20.0
Goodwill impairment	34.9	7.9	27.0
Net income (loss) from ongoing operations	$(4.1)	$0.5	$(4.6)	(12.0)%
Nine Months Ended September 30, 2022
Net income (loss) reported under GAAP	$39.8	$7.5	$32.3	18.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.1	0.5
(Gains) losses from sale of assets and other	2.3	4.3	(2.0)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	10.4	2.3	8.1
Net income (loss) from ongoing operations	$53.1	$14.2	$38.9	26.6%
(f) Net debt is calculated as follows:

	September 30,	December 31,
(in millions)	2023	2022
Debt	$155.0	$137.0
Less: Cash and cash equivalents	48.6	19.2
Net debt	$106.4	$117.8
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com